EXHIBIT 10.1

Marlin Business Services Corp. Compensation Policy for Non-Employee Independent Directors

Non-employee Independent Directors of Marlin Business Services Corp. (the “Company”) are eligible to receive compensation for their time and service participating on the Company’s Board of Directors and Committees. The following Compensation Policy for Non-Employee Independent Directors was adopted by the Company’s Board of Directors on May 26, 2005 and became effective on that date:

•	A one-time initial option grant of 5,000 shares will be made to each Non-employee Independent Director upon such Director’s first-time election/appointment to the Company’s Board of Directors. [1]

•	Each Non-employee Independent Director will receive the following annual compensation for their Board and Committee memberships:

	-	$30,000 annual retainer[2]
	-	Option grant yielding a present value of $9,000 (using option pricing model) [3]
	-	Restricted stock grant yielding a present value of $27,000 [4]

•	The Lead Director & Committee Chairmen will also be paid the following amounts each year [5]:

	-	Lead Independent Director	$25,000
	-	Audit Committee Chairman	$10,000
	-	Compensation Committee Chairman	$4,000
	-	Nominating/Governance Committee Chairman	$2,000

•	Non-employee Independent Director ownership requirements:

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Within 5 years of joining the Company’s Board of Directors (or 5 years from May 26, 2005 for existing Directors), each Non-employee Independent Director shall be required to own Company stock with a value equal to 5 times the Director’s annual Board retainer.  Restricted shares may be counted toward the ownership requirement.

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Non-employee Independent Directors shall hold 50% of the net, after tax “profit” realized on the exercise of stock options in the form of Company shares for a minimum period of one year after the exercise.

[1] Existing Non-employee Independent Directors as of 5/26/05 have previously received this one-time grant.  These options will have a seven year term and will vest pro-rata over four years from the grant date (one-quarter of the total grant per year).

[2] This retainer shall be paid in quarterly installments.
[3] Annual option grants will have a seven year term and will cliff vest one year from the grant date.
[4] Restricted stock grants will vest at the earlier of (a) seven years from the grant date and (b) six months following the Non-employee Independent Director’s termination of Board service.
[5] These fees shall be paid in quarterly installments.